Exhibit 99.1


JCPenney News Release



JCPENNEY TO ACQUIRE
GENOVESE DRUG STORE

         Plano, TX, and Melville, NY, November 24, 1998 - J. C. Penney Company, Inc. [NYSE: JCP] and Genovese Drug Stores, Inc. [ASE:GDXA] today announced that they have signed a definitive agreement under which JCPenney will acquire Genovese in a tax-free exchange of equity valued at approximately $432 million, plus the assumption of approximately $60 million of indebtedness. The boards of directors of both companies have approved the transaction. The Genovese drugstore chain located in the New York metropolitan area will become part of JCPenney's Eckerd drugstore operation.

         Under terms of the transaction, which will be accounted for as a purchase, Genovese shareholders will receive JCPenney stock valued at $30 for each share of Genovese common stock they own. The exchange ratio of JCPenney common stock for Genovese common stock will be determined based upon the average trading values of JCPenney common stock for 10 random trading days during a 20-day period prior to closing. However, if JCPenney stock averages $54.66 or above during the measurement period, the exchange ratio will become fixed at .5489; and if JCPenney stock averages $44.72 or below, the exchange ratio will become fixed at .6709. Members of the Genovese family, who control approximately 60% of the voting power of the company, have agreed to vote their shares in favor of the transaction.

         With the acquisition of Genovese, which operates 141 drugstores in New York, New Jersey, and Connecticut, Eckerd will have approximately 2,900 stores in 20 states across the Northeast, Midwest and Sunbelt, with fiscal 1999 sales of over $12 billion. The acquisition of Genovese will add the key New York City and Nassau/Suffolk County markets to JCPenney's Eckerd drugstore business.

         "The addition of Genovese will enhance JCPenney's already strong presence in the drugstore industry," said James E. Oesterreicher, JCPenney's chairman and chief executive officer. "JCPenney has been in the drugstore business for three decades. In 1997, we greatly increased our presence in this attractive and fast-growing sector with the acquisition of Eckerd. This transaction is a logical extension of our drugstore expansion strategy. While marginally dilutive in 1999, the acquisition is expected to be modestly accretive in 2000, the first full year of integrated operations."

         Frank A. Newman, chairman and chief executive officer of Eckerd said, "We are very pleased to be joining forces with a drugstore company as well-positioned as Genovese. Geographically, Genovese complements Eckerd's store base, augmenting our presence in the Northeast and making us the largest volume drugstore chain in New York State. We anticipate achieving meaningful economies of scale and margin enhancements as we integrate both companies in 1999 and beyond."

         Leonard Genovese, chairman and chief executive officer of Genovese Drug Stores, stated, "We believe that this transaction is best for the people most important to the company; our customers, our employees and our shareholders. Through this transaction with JCPenney and Eckerd, Genovese stores and their fine employees will be able to continue to serve the communities in which they operate with the highest level of service in an atmosphere that will be personally rewarding for them."

         The transaction will be submitted to Genovese shareholders for their vote and will be subject to customary regulatory approvals. The acquisition is anticipated to close during the first quarter of 1999.

         J. C. Penney Company, Inc. is one of America's largest department store, drugstore, and catalog retailers. The Company operates nearly 1,200 department stores in all 50 states, Puerto Rico, and two stores in

                                                                          3
Mexico and one in Chile. Eckerd Drugstores is comprised of nearly 2,800 drugstores located in the Northeast, Midwest and Sunbelt regions of the U.S. JCPenney Catalog is the nation's largest catalog merchant of general merchandise. The JCPenney Direct Marketing Services markets insurance products and other services to various credit card files by direct response solicitations primarily in the United States and Canada.

         This release may contain forwarding-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect JCPenney's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause JCPenney's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and government activity, and the Year 2000 compliance readiness of JCPenney's suppliers and service providers as well as government agencies. Investors should take such risks into account when making investment decisions.

Contacts:

For JCPenney/Eckerd                              For Genovese

Media:                  Investors:

Duncan Muir             Wynn Watkins             Christopher Noonan
Public Relations        Investor Relations       Chief Financial Officer
(972) 431-1329          (972) 431-1972           (516) 845-8216